SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13E-3
RULE 13E-100
TRANSACTION STATEMENT UNDER SECTION 13(e)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

(AMENDMENT NO. 3)

CREATIVE TECHNOLOGY LTD.
(NAME OF THE ISSUER)

CREATIVE TECHNOLOGY LTD.
(NAME OF PERSON(S) FILING STATEMENT)

ORDINARY SHARES, PAR VALUE SINGAPORE $0.25 PER SHARE
(TITLE OF CLASS OF SECURITIES)

Y1775U10
(CUSIP NUMBER OF CLASS OF SECURITIES)

NG KEH LONG
CHIEF FINANCIAL OFFICER
CREATIVE TECHNOLOGY LTD.
31 INTERNATIONAL BUSINESS PARK
SINGAPORE 609921
TELEPHONE: 65-6895-4000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO
RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

WITH COPIES TO:
Donald M. Keller, Jr.
Venture Law Group,
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
TELEPHONE: (650) 854-4488

     This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [ ] A tender offer.

d. [x] None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

     Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

CALCULATION OF FILING FEE*

TRANSACTION VALUATION	AMOUNT OF FILING FEE

•     No filing fee is required by Rule 0-11(b) under the Securities Exchange Act of 1934, as amended, for this Rule 13e-3 transaction.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $	FILING PARTY:
FORM OR REGISTRATION NO.:	DATE FILED:

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CREATIVE TECHNOLOGY LTD.

By:	/s/ NG KEH LONG

Name: Ng Keh Long
Title: Chief Financial Officer

Dated: April 25, 2003

EXHIBIT INDEX

Item	Page

(1)* Announcement dated January 28, 2003
(2)* Press Release dated January 28, 2003
(3)* Draft Cover letter to shareholders enclosing Schedule 13E-3
(4) Announcement dated April 26, 2003
(5) Press Release dated April 25, 2003

*	Previously Filed.